Contact:

Jack Lowry

Vice President of Finance and CFO

734 414-6100

PERCEPTRON ANNOUNCES FIRST QUARTER FISCAL 2013 FINANCIAL RESULTS

Profits Significantly Improved over the First Quarter of Fiscal Year 2012

Plymouth, Michigan, November 7, 2012 – Perceptron, Inc. (NASDAQ: PRCP) today announced results for the first quarter of its fiscal year 2013, highlighted by 33% growth in net sales and income from continuing operations of $629,000, or $0.08 per diluted share. The improved results were driven by the strength of the Company’s Industrial Business Unit.

First Quarter 2013 Highlights

On August 30, 2012, the Company completed the sale of substantially all of the assets of its Commercial Products Business Unit (“CBU”). The operating results of CBU through August 30, 2012, and the gain on sale of CBU, are included in discontinued operations. On September 27, 2012, the Board of Directors declared a special dividend of $0.25 per share – the first ever dividend the Company has paid.

The operating results discussed below represent the continuing operations of the Company’s Industrial Business Unit (“IBU”).

Net sales in the first quarter of fiscal year 2013 were $12.1 million with income from continuing operations of $629,000, or $0.08 per diluted share. In the first quarter of fiscal year 2012, Perceptron reported net sales of $9.1 million and a loss from continuing operations of $1.2 million, or ($0.14) per diluted share.

During the first quarter of fiscal year 2013, the Company recorded income of $26,000 from discontinued operations, net of taxes, related to CBU. In the first quarter last year, the loss from the CBU discontinued operations was $73,000, net of taxes, or ($0.01) per diluted share. In the first quarter last year, the Company also recorded a loss from discontinued operations of $1.0 million, net of taxes, or ($0.11) per diluted share related to the settlement of a lawsuit filed in 2002 involving the Company’s discontinued Forest Products Business Unit.

The Company’s net income for the quarter ended September 30, 2012 was $655,000, or $0.08 per diluted share compared to a net loss of $2.2 million, or ($0.26) per diluted share, for the quarter ended September 30, 2011.

“Our sales increased to $12.1 million, or 32.8% over the first quarter of last year” said Jack Lowry, Perceptron’s Chief Financial Officer. “We expect quarterly sales for the rest of fiscal year 2013 to improve, with particular strength in the second half of the year. Bookings in our first quarter were $12.8 million, resulting in our backlog increasing by $600,000 from June 30, 2012 and remaining strong at $30.8 million.”

Harry Rittenour, President and Chief Executive Officer, commented, “We are pleased with our profitability in the first quarter. Our gross margin was a healthy 46.1% while we maintained control over our operating expenses. As a result, our operating income was $677,000 and improved by approximately $2.5 million on a sales increase of approximately $3.0 million from the first quarter of last year.”

47827 Halyard Drive • Plymouth, Michigan 48170 • Phone 734-414-6100 • Fax 734-414-4700

Page 2 November 7, 2012

Results of Operations

As a result of the recent sale of CBU, the Company has only one reporting segment. The financial results of the first quarter of fiscal year 2012 have been restated to report CBU in discontinued operations. The financial results from continuing operations as reported in both years reflect the results of IBU.

Geographic information on sales, bookings and backlog for the Company from continuing operations in the first quarter of fiscal years 2013 and 2012 are shown in the tables that follow:

SALES

(all numbers in millions)

	First Quarter Ending September 30
	Fiscal 2013	Fiscal 2012	Change
Geographic Region
Americas	$5.3	$2.6	$2.7
Europe	4.1	4.1	0.0
Asia	2.7	2.4	0.3
Total Sales	$12.1	$9.1	$3.0

BOOKINGS

(all numbers in millions)

	First Quarter Ending September 30
	Fiscal 2013	Fiscal 2012	Change
Geographic Region
Americas	$3.1	$6.8	($3.7)
Europe	7.0	6.9	0.1
Asia	2.7	4.7	(2.0)
Total Bookings	$12.8	$18.4	($5.6)

Note: the level of new order bookings fluctuates from quarter to quarter and is not necessarily indicative of the future operating performance of the Company.

BACKLOG

(all numbers in millions)

	First Quarter Ending September 30
	Fiscal 2013	Fiscal 2012	Change
Geographic Region
Americas	$10.0	$11.8	($1.8)
Europe	12.7	11.5	1.2
Asia	8.1	9.9	(1.8)
Total Backlog	$30.8	$33.2	($2.4)

Note: the level of backlog at any particular point in time is not necessarily indicative of the future operating performance of the

Company.

Sales were approximately $12.1 million, or 32.8%, above the $9.1 million in the first quarter of fiscal year 2012. The increase principally occurred in the Americas with a modest increase in Asia as well. Sales in Europe were higher in the first quarter this year by 405,000 euros, but the lower exchange rate this year compared to last year reduced reported European sales by approximately $550,000.

Page 3 November 7, 2012

Bookings in the quarter were approximately $12.8 million, or 30% lower than the $18.4 million booked in the first quarter of fiscal year 2012. The first quarter of last year was the second highest quarter of bookings the Company has had in over a decade. Bookings in the first quarter last year were strong in all three geographic regions. Bookings in the first quarter this year declined 54% in the Americas, with the majority of the decline occurring in Brazil, which had the strongest quarter of bookings in its history in the first quarter of last year. The 43% decline in Asia occurred primarily in China which had very high bookings in the first quarter last year. Europe’s bookings were very strong at $7.0 million, slightly better than the first quarter of last year. Bookings in Europe would have been approximately $700,000 higher than last year if the euro had been at the same exchange rate against the U.S. dollar as it was in the first quarter of last year.

The Company’s backlog on September 30, 2012 remained strong at approximately $30.8 million. Although this is 7.2% lower than the $33.2 million at September 30, 2011, the year ago total was the second largest quarter ending backlog in the past decade. Backlog in the Americas decreased 15.3% and Asia declined by 18.2%, while Europe’s backlog increased by 10.4%. Europe’s backlog would have been approximately $1.3 million, or an additional 11.3%, higher if the Euro was at the same exchange rate against the U.S. dollar this year as it was last year. Overall, the Company’s backlog has now remained above $30 million for five consecutive quarters. Previously, the backlog had not exceeded $30 million since at least 1999.

Gross margin was $5.6 million and increased by approximately $2.9 million, or 107%, on a 32.8% increase in sales compared to the first quarter of last year. The gross margin was 46.1% in the first quarter this year compared to 29.6% last year. The improvement in gross margin percent resulted primarily from the timing of recognizing revenue relative to expenses on on-going projects.

Selling, general, and administrative (SG&A) expenses were approximately $3.4 million, or a 3.8% increase, compared to the first quarter of fiscal 2012. The increase in costs occurred primarily in North America and China. The increase in China related principally to the addition of staff to support continued growth. The increase in North America related principally to legal fees. The effect of the weaker Euro relative to the U.S. Dollar in the first quarter this year compared to last year reduced European G&A expense by approximately $100,000.

Engineering, research and development expenses were approximately $1.6 million, an increase of $230,000, or 17.3%, compared to the first quarter last year. The increase primarily resulted from higher salary costs related to additional resources added for Helix® development and higher engineering materials costs related to Helix development.

Financial Outlook

Harry Rittenour commented, “We are concentrating our efforts in fiscal year 2013 on growing the Company’s Industrial Business. We continue to see new opportunities for our products in Asia and are encouraged to see our business in Europe holding at good levels. Our operations in the Americas are benefiting from the recovery of the automotive industry in these regions. We are pleased with the progress we are making with our focused development efforts on Helix. In line with our plans, we released an enhanced version of the Helix platform to production, including an enhanced sensor as well as software, in the second quarter of this fiscal year and expect to release additional Helix sensors throughout the remainder of fiscal 2013 to support the ramp up of sales for this breakthrough technology. Our backlog remains strong, at approximately $30.8 million. As a result, we continue to expect modest and profitable growth in fiscal year 2013.”

Quarterly Earnings Call and Webcast

Perceptron, Inc. will hold its first quarter earnings conference call/webcast chaired by Harry T. Rittenour, President and Chief Executive Officer, on Thursday, November 8, 2012 at 10:00 AM (EDT). Investors can access the call at:

Page 4 November 7, 2012

Webcast	http://www.visualwebcaster.com/event.asp?id=90672
Conference Call	888 364-3109 (domestic callers) or
719 325-2420 (international callers)
Conference ID	5853545

If you are unable to participate during the live webcast, the call will be digitally rebroadcast for seven days, beginning at 2:00 PM (EST) on Thursday, November 8, 2012.

Rebroadcast	888 203-1112 (domestic callers) or
719 457-0820 (international callers)
Passcode	5853545

A replay of the call will also be available on the Company’s website at www.perceptron.com for approximately one year following the call.

About Perceptron®

Perceptron develops, produces, and sells non-contact measurement and inspection solutions for industrial applications. The Company’s products provide solutions for manufacturing process control as well as sensor and software technologies for non-contact measurement, scanning, and inspection applications. Automotive and manufacturing companies throughout the world rely on Perceptron’s metrology solutions to help them manage their complex manufacturing processes to improve quality, shorten product launch times and reduce overall manufacturing costs. The Company also offers Value Added Services such as training and customer support services. Headquartered in Plymouth, Michigan, Perceptron has approximately 230 employees worldwide, with operations in the United States, Germany, France, Spain, Brazil, Japan, Singapore, China and India. For more information, please visit www.perceptron.com.

Safe Harbor Statement

Certain statements in this press release may be “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, including the Company’s expectation as to its fiscal year 2013, and future new order bookings, revenue, expenses, income and backlog levels, trends affecting its future revenue levels, the rate of new orders, the timing of revenue and income from new products which we have recently released or have not yet released, and the timing of the introduction of new products. When we use words such as “will,” “should,” “believes,” “expects,” “anticipates,” “estimates” or similar expressions, we are making forward-looking statements. We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all of our forward-looking statements. While we believe that our forward-looking statements are reasonable, you should not place undue reliance on any such forward-looking statements, which speak only as of the date made. Because these forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different. Factors that might cause such a difference include, without limitation, the risks and uncertainties discussed from time to time in our reports filed with the Securities and Exchange Commission, including those listed in “Item 1A – Risk Factors” of the Company’s Annual Report on Form 10-K for fiscal 2012. Other factors not currently anticipated by management may also materially and adversely affect our financial condition, liquidity or results of operations. Except as required by applicable law, we do not undertake, and expressly disclaim, any obligation to publicly update or alter our statements whether as a result of new information, events or circumstances occurring after the date of this report or otherwise. The Company's expectations regarding future bookings and revenues are projections developed by the Company based upon information from a number of sources, including, but not limited to, customer data and discussions. These projections are subject to change based upon a wide variety of factors, a number of which are discussed above. Certain of these new orders have been delayed in the past and could be delayed in the future. Because the Company's products are typically integrated into larger systems or lines, the timing of new orders is dependent on the timing of completion of the overall system or line. In addition, because the Company's products have shorter lead times than other components and are required later in the process, orders for the Company's products tend to be issued later in the integration process. A significant portion of the Company’s projected revenues and net income depends upon the Company’s ability to successfully develop and introduce new products, expand into new geographic markets and successfully negotiate new sales or supply agreements with new customers. Because a significant portion of the Company’s revenues are denominated in foreign currencies and are translated for financial reporting purposes into U.S. Dollars, the level of the Company’s reported net sales, operating profits and net income are affected by changes in currency exchange rates, principally between the U.S. Dollar and Euro. Currency exchange rates are subject to significant fluctuations, due to a number of factors beyond the control of the Company, including general economic conditions in the United States and other countries. Because the Company’s expectations regarding future revenues, order bookings, backlog and operating results are based upon assumptions as to the levels of such currency exchange rates, actual results could differ materially from the Company’s expectations.

--- Financial Tables Follow ---

Page 5 November 7, 2012

PERCEPTRON, INC.
SELECTED FINANCIAL DATA
(In Thousands Except Per Share Amounts)

Condensed Income Statements	Three Months Ended
	September 30,
	2012	2011
Net Sales	$12,148	$9,145
Cost of Sales	6,551	6,443
Gross Profit	5,597	2,702
Operating Expenses
Selling, General and Administrative Expense	3,363	3,240
Engineering, Research and Development Expense	1,557	1,327
Operating Income (Loss)	677	(1,865)
Other Income and Expense
Interest Income, net	44	66
Foreign Currency and Other Income (Expense)	146	(142)
Income/(Loss) from Continuing Operations Before Income Taxes	867	(1,941)
Income Tax Benefit/(Expense)	(238)	747
Income/(Loss) from Continuing Operations	629	(1,194)
Discontinued Operations
Litigation Settlement from Forest Products Business Unit
(net of $493 of tax benefits)	-	(957)
Commercial Products Business Unit (net of $13 of tax expense and
$32 of tax benefits, respectively)	26	(73)

Net Income/(Loss)	$655	$(2,224)

Basic Earnings (Loss) Per Common Share
Continuing operations	$0.08	($0.14)
Discontinued operations	$0.00	($0.12)
Net Income	$0.08	($0.26)

Diluted Earnings (Loss) Per Common Share
Continuing operations	$0.08	($0.14)
Discontinued operations	$0.00	($0.12)
Net Income	$0.08	($0.26)

Weighted Average Common Shares Outstanding
Basic	8,424	8,519
Diluted	8,512	8,519

Page 6 November 7, 2012

PERCEPTRON, INC.
SELECTED FINANCIAL DATA
(In Thousands)

Condensed Balance Sheets	September 30,	June 30,
	2012	2012
Cash and Cash Equivalents	$14,404	$12,984
Short-term Investments	12,740	11,227
Receivables, net	11,290	15,982
Inventories, net	6,586	5,396
Net Assets of Discontinued Operations	184	1,365
Other Current Assets	4,129	3,519
Total Current Assets	49,333	50,473

Property and Equipment, net	5,683	5,497
Long-term Investments	2,192	2,192
Deferred Tax Asset	8,278	8,647
Total Non-Current Assets	16,153	16,336

Total Assets	$65,486	$66,809

Accounts Payable	$1,635	$1,519
Deferred Revenue	5,631	7,812
Net Liabilities of Discontinued Operations	521	1,443
Other Current Liabilities	6,317	3,776
Total Current Liabilities	14,104	14,550
Shareholders' Equity	51,382	52,259
Total Liabilities and Shareholders' Equity	$65,486	$66,809